 Franklin Credit Management Corporation 10-K

Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Franklin Credit Management Corporation on Form S-8 [333-194449] of our report dated March 31, 2014, with respect to our audits of the financial statements of Franklin Credit Management Corporation as of December 31, 2013 and 2012, and for the years ended December 31, 2013 and 2012, which report is included in this Annual Report on Form 10-K of Franklin Credit Management Corporation for the year ended December 31, 2013.

/s/ Marcum LLP

New York, NY

March 31, 2014